Exhibit 3.7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☑ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **DIGERATI TECHNOLOGIES, INC.** Entity or Nevada Business Identification Number (NVID): **NV20031513336**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: **06/18/2020** Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **The Corporation hereby designates, creates, authorizes, and provides for the issue of Series F Super Voting Preferred Stock, par value $0.001 per share, consisting of one hundred (100) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth herein. See attached Certificate of Designation of Serie F Super Voting Preferred Stock.**
5. Amendment of class or series of stock:	☑ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

This form must be accompanied by appropriate fees.

page1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

☑ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

8. Signature: (Required)	X Antonio Estrada Signature of Officer	Date:	06/18/2020

This form must be accompanied by appropriate fees.

page2 of 2
Revised: 1/1/2019

Filed in the Office of	Business Number
C27974-2003
BARBARA K. CEGAVSKE	Filing Number
20200732026
Secretary of State	Filed On
State Of Nevada	06/18/2020 09:37:30 AM
Number of Pages
7

DIGERATI TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES F SUPER VOTING PREFERRED STOCK

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE

NEVADA REVISED STATUTES

Digerati Technologies, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), certifies that pursuant to the authority contained in Articles of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) by Unanimous Written Consent dated June 18, 2020 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series F Super Voting Preferred Stock, par value $0.001 per share (the “Series F Preferred Stock”), consisting of one hundred (100) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

TERMS OF SERIES F PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Holder” shall have the meaning given such term in Section 2.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series F Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

Section 2 .. Designation, Amount and Par Value; Eligible Recipients. The series of preferred stock shall be designated as its Series F Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be up to one hundred (100) (which shall not be subject to increase without the written consent of the holders of a majority of the outstanding Series F Preferred Stock (each, a “Holder” and collectively, the “Holders”). Series F Preferred Stock shall only be issuable to members of the Corporation’s Board of Directors, as joint tenants, who may purchase shares of Series F Preferred Stock at the Stated Value per share. Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value equal to one cent ($0.01) (the “Stated Value”).

Section 3. Dividends. No dividends are payable on the shares of Series F Preferred Stock.

Section 4 . Voting Rights. As long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series F Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series F Preferred Stock, (d) sell or otherwise dispose of any assets of the Corporation not in the ordinary course of business, (e) sell or otherwise effect or undergo any change of control of the corporation, (f) effect a reverse split of its Common Stock, or (g) enter into any agreement with respect to any of the foregoing.

Holder of the Series F Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Cor poration’s Common Stock, and on all such matters, the shares of Series F Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus one million (1,000,000) votes, it being the intention that the Holders of the Series F Preferred Stock shall have effective voting control of the Corporation. The Holders of the Series F Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters requiring approval of the holders of the Corporation’s Common Stock and separately on matters not requiring the approval of holders of the Corporation’s Common Stock.

Section 5. Liquidation. The holders of Series F Preferred Stock have no rights to receive payments of any kind in the event of any liquidation, dissolution, or winding up of the Corporation whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation”).

Section 6. Conversion. No conversion rights apply to the Series F Preferred Stock.

Section 7. Redemption. At any time while share of Series F Preferred Stock are issued and outstanding, the Corporation, in its sole discretion, may elect to redeem the shares of Series F Preferred Stock

Section 8. Amendment and Waiver. Notwithstanding anything to the contrary contained herein, the amendment or waiver of any provisions of this Certificate of Designations can be approved by Persons holding the majority of the Series F Preferred Stock then outstanding.

Section 9. Miscellaneous.

a) Lost or Mutilated Series F Preferred Stock Certificate. If a Holder’s Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, or cause to be executed and delivered, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series F Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation with the actual third-party costs of the replacement of such certificate to be borne by the Holder (but without any requirement to post an indemnity bond).

b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*********************

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed this 18th day of June 2020.

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	CEO